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                                                                    EXHIBIT 99.2


                  ALLAIRE REPORTS YEAR 2000 FINANCIAL RESULTS

NEWTON, MA - JANUARY 16, 2001 - Allaire Corporation (Nasdaq: ALLR), a leading provider of software for companies building their businesses on the Web, today reported financial results for the year ended December 31, 2000.

Revenue for the fourth quarter was $30.1 million, an increase of 64% from revenue of $18.3 million for the same period in 1999. These revenue results compare to $29.3 million for the quarter ended September 30, 2000.

The company reported an adjusted net loss, which excludes stock based compensation, amortization of goodwill and other intangibles and merger costs, for the fourth quarter of $6.2 million, or ($0.23) per share, compared to adjusted net income of $542,000, or $0.02 per share, for the same period in 1999. Reported net loss for the fourth quarter was $7.0 million, or ($0.26) per share, compared to net income of $248,000, or $0.01 per share, for the same period in 1999.


Revenue for the year ended December 31, 2000 increased 116% to $119.3 million from $55.2 million in 1999. Adjusted net loss for the year ended December 31, 2000 was $7.2 million, or ($0.26) per share, compared to an adjusted net loss of $2.3 million, or ($0.10) per share, in 1999. Reported net loss for the year ended December 31, 2000 was $8.9 million, or ($0.33) per share, compared to a net loss of $5.5 million, or ($0.24) per share, in 1999.

For comparison purposes, all reported earnings per share are based on pro forma shares outstanding which gives effect retroactively to the conversion of preferred stock and other restricted stock changes that occurred upon Allaire's initial public offering.

ALLAIRE TO MERGE WITH MACROMEDIA

Allaire Corporation and Macromedia, Inc. (NASDAQ: MACR) today announced a definitive merger agreement. The combined company will enable Web professionals to efficiently build the look of a Web site and the application logic behind it creating the best possible user experience across multiple devices.

The merger is valued at approximately $360 million on a fully-diluted basis. In the merger, Macromedia will exchange 0.2 shares of its stock and $3 in cash for each Allaire share. The merger will be accounted for as a purchase combination and is expected to be accretive in Macromedia fiscal year 2002. The transaction is subject to certain closing conditions, including regulatory approvals and the approval of the Allaire shareholders, and is expected to close by the second calendar quarter of 2001. In connection with the merger agreement, Allaire has granted Macromedia an option to acquire 19.9 percent of Allaire's stock, exercisable in certain circumstances.
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CONFERENCE CALL

Allaire will hold a conference call today to discuss financial results for its year ended December 31, 2000 and the merger with Macromedia at 5:30pm Eastern Time. A live Webcast of the conference call can be accessed at our IR site at http://investor.allaire.com. A replay of the conference call will be available on the Web site until January 19, 2001. The replay number for domestic callers is 1-888-203-1112 and the replay number for International callers is 1-719-457-0820. The pass code for both is 642818.

ABOUT ALLAIRE

Allaire brings e-business innovation within everyone's reach. Technology professionals worldwide rely on Allaire's software products to rapidly and cost-effectively build their business on the Web. With a proven software foundation and a worldwide partner network, Allaire has enabled thousands of companies to deliver innovative Internet business solutions. Headquartered in Newton, Mass., with over 550 employees, Allaire has offices in North America, Europe and Asia Pacific and can be found on the World Wide Web at www.allaire.com.

# # #

ColdFusion is a U.S. registered trademark and Allaire, JRun, Allaire Spectra and HomeSite are trademarks of Allaire Corporation. Sun, Sun Microsystems, the Sun logo, Java, J2EE, JavaOne, and Java Community Process, Enterprise JavaBeans and all Java-based marks are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries. All other company names, brand names and product names are trademarks of their respective holder(s).

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, the statements concerning industry outlook, the anticipated closing date of the merger with Macromedia, possible benefits of the merger with Macromedia, the company's future financial results, market share, and technological improvements and benefits, and any statements using the terms "believes," "anticipates," "expects," "plans," "appears" or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, Allaire's limited operating history, fluctuations in our quarterly results, the risk that the proposed merger with Macromedia will not close, our ability to gain market acceptance of our products, ability to introduce new or enhanced products consistent with our plans and on the schedule we plan, market response to our new marketing plans and investments, whether we accurately diagnosed and understand the factors impacting our results for the third quarter 2000, competition, Allaire's ability to integrate any acquisitions, and other risks listed from time to time in our reports and registration statements filed with the Securities and Exchange Commission, which factors are incorporated herein by reference These reports include: (1) our prospectus filed with the Securities and Exchange Commission in January 1999; (2) the Management Discussion and Analysis section of our 1999 report on Form 10-K filed on March 30, 2000; and (3) the Management Discussion and Analysis section of our Q3 2000 report on Form 10-Q filed on November 14, 2000. Allaire cannot guarantee any future results, levels of activity, performance or
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achievement. Allaire undertakes no obligation to update any of our forward-looking statements after the date of this press release.